   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 1999

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THE TIMES MIRROR COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        95-4481525
(STATE OR OTHER JURISDICTION OF INCORPORATION OR     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                 ORGANIZATION)

              TIMES MIRROR SQUARE
            LOS ANGELES, CALIFORNIA                                   90053
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF                       (ZIP CODE)
                  REGISTRANT)

       REGISTRANT'S TELEPHONE NUMBER INCLUDING AREA CODE: (213) 237-3700

                                THOMAS UNTERMAN
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            THE TIMES MIRROR COMPANY
                              TIMES MIRROR SQUARE
                         LOS ANGELES, CALIFORNIA 90053
                                 (213) 237-3700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)

                                    COPY TO:

                             WILLIAM A. NIESE, ESQ.
            VICE PRESIDENT, GENERAL COUNSEL AND ASSISTANT SECRETARY
                            THE TIMES MIRROR COMPANY
                              TIMES MIRROR SQUARE
                         LOS ANGELES, CALIFORNIA 90053
                                 (213) 237-3700
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            (The Facing Page is continued on the following page)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM          PROPOSED MAXIMUM         AMOUNT OF
   TITLE OF EACH CLASS OF                                    OFFERING PRICE              AGGREGATE            REGISTRATION
SECURITIES TO BE REGISTERED   AMOUNT TO BE REGISTERED         PER UNIT(1)            OFFERING PRICE(1)            FEE
----------------------------------------------------------------------------------------------------------------------------
Debt Securities.............          (2),(3)                     (2)                       (2)                see below
----------------------------------------------------------------------------------------------------------------------------
Convertible Debt
  Securities................          (2),(3)                     (2)                       (2)                see below
----------------------------------------------------------------------------------------------------------------------------
Exchangeable Debt
  Securities................          (2),(3)                     (2)                       (2)                see below
----------------------------------------------------------------------------------------------------------------------------
Preferred Stock.............          (2),(4)                     (2)                       (2)                see below
----------------------------------------------------------------------------------------------------------------------------
Convertible Preferred
  Stock.....................          (2),(4)                     (2)                       (2)                see below
----------------------------------------------------------------------------------------------------------------------------
Exchangeable Preferred
  Stock.....................          (2),(4)                     (2)                       (2)                see below
----------------------------------------------------------------------------------------------------------------------------
Common Stock................          (2),(5)                     (2)                       (2)                see below
----------------------------------------------------------------------------------------------------------------------------
Warrants....................          (2),(6)                     (2)                       (2)                see below
----------------------------------------------------------------------------------------------------------------------------
Stock Purchase Contracts....          (2),(7)                     (2)                       (2)                see below
----------------------------------------------------------------------------------------------------------------------------
Stock Purchase Units........          (2),(8)                     (2)                       (2)                see below
----------------------------------------------------------------------------------------------------------------------------
          Total.............   $1,000,000,000(2),(9)              (2)              $1,000,000,000(2),(9)      $285,510(10)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

 (2) In no event will the aggregate maximum offering price of all securities issued, from time to time, pursuant to this Registration Statement exceed $1,000,000,000. The proposed maximum offering price per unit will be determined, from time to time, by the Registrant or other selling security holders in connection with the issuance by the Registrant or other selling security holders of the securities registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

 (3) Subject to footnote (2), there are being registered hereunder an indeterminate principal amount of debt securities, convertible debt securities and exchangeable debt securities as may be sold, from time to time, for the account of the Registrant or other selling security holders, including sales upon the exercise of warrants or as shall be issuable upon exchange of exchangeable preferred stock or as shall be sold as part of stock purchase contracts registered hereby. If any debt securities are being issued at an original issue discount, then the offering price may be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $1,000,000,000, less the dollar amount of any securities previously issued hereunder.

 (4) Subject to footnote (2), there are being registered hereunder an indeterminate number of shares of preferred stock, convertible preferred stock and exchangeable preferred stock as may be sold, from time to time, for the account of the Registrant or other selling security holders, including sales upon exercise of warrants. There are also being registered hereunder an indeterminate number of shares of preferred stock as shall be issuable under the stock purchase contracts or as shall be issuable upon conversion of convertible debt securities registered hereby, or as shall be issuable upon exchange of exchangeable debt securities registered hereby.

 (5) Subject to footnote (2), there are being registered hereunder an indeterminate number of shares of the Registrant's common stock as may be sold, from time to time, for the account of the Registrant or other selling security holders, including sales upon exercise of warrants. There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable under stock purchase contracts or as shall be issuable upon conversion of convertible preferred stock or convertible debt securities registered hereby, or as shall be issuable upon exchange of exchangeable preferred stock or exchangeable debt securities registered hereby.

 (6) Subject to footnote (2), there are being registered hereunder an indeterminate amount and number of warrants as may be sold, from time to time, for the account of the Registrant or other selling security holders, representing rights to purchase debt securities, preferred stock or common stock.

 (7) Subject to footnote (2), there are being registered hereunder an indeterminate amount and number of stock purchase contracts, representing rights to purchase preferred stock or common stock.

 (8) Subject to footnote (2), there are being registered hereunder an indeterminate amount and number of stock purchase units, representing ownership of stock purchase contracts and debt securities or debt obligations of third parties, including United States Treasury securities.

 (9) Of the $1,000,000,000 of securities being offered hereunder, pursuant to Rule 429(b) under the Securities Act of 1933, as amended, an aggregate of $300,000,000 of securities are being carried forward from the Registrant's prior Registration Statement on Form S-3 (SEC File No. 333-38605).

(10) This amount includes $90,910 previously paid in connection with the $300,000,000 of securities being carried forward from the Registrant's prior Registration Statement, as described in footnote (9).

     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO SECURITIES REGISTERED PURSUANT TO THE PRIOR REGISTRATION STATEMENT REFERRED TO IN FOOTNOTE
(9) TO THE PRECEDING TABLE.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 1999

PROSPECTUS

                            THE TIMES MIRROR COMPANY

           DEBT SECURITIES                 EXCHANGEABLE PREFERRED STOCK
     CONVERTIBLE DEBT SECURITIES                   COMMON STOCK
    EXCHANGEABLE DEBT SECURITIES                     WARRANTS
           PREFERRED STOCK                   STOCK PURCHASE CONTRACTS
     CONVERTIBLE PREFERRED STOCK               STOCK PURCHASE UNITS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we or other selling security holders may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1 billion. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

     The securities may be offered through one or more different plans of distribution, including offerings through underwriters. See "Plan of Distribution."

           THE DATE OF THIS PROSPECTUS IS                     , 1999

                                  THE COMPANY

     We are engaged principally in the newspaper publishing, professional information and magazine publishing businesses. We publish the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate, Greenwich Time and several smaller newspapers. Through our subsidiaries, we also provide professional information to the aviation market and publish magazines.

     We were incorporated in the State of Delaware in June 1994 for the purpose of owning and operating these businesses after a reorganization of our predecessor which was completed in February 1995. Our predecessor was incorporated in 1884 in the State of California and was reincorporated in the State of Delaware in 1986. As used in this prospectus and the accompanying prospectus supplement, the terms "we," "our," "ourselves" and "us" refer to The Times Mirror Company, our subsidiaries and our predecessor, collectively, unless the context suggests otherwise.

     Our principal executive offices are located at Times Mirror Square, Los Angeles, California 90053 and our telephone number is (213) 237-3700.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable prospectus supplement, we will use the net proceeds from the sale of all Securities for general corporate purposes.

             RATIO OF EARNINGS TO FIXED CHARGES, RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS, SUPPLEMENTAL PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND SUPPLEMENTAL PRO FORMA RATIO OF EARNINGS TO FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth for the periods indicated the:

     - ratio of earnings to fixed charges

     - ratio of earnings to fixed charges and preferred stock dividends

     - supplemental pro forma ratio of earnings to fixed charges

     - supplemental pro forma ratio of earnings to fixed charges and preferred stock dividends

     The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated. For this purpose, "earnings" means income (loss) from continuing operations before income taxes adjusted for:

     - fixed charges (net of capitalized interest and interest related to ESOP)

     - equity income or loss from unconsolidated affiliates

     - amortization of capitalized interest

     - distributed income from unconsolidated affiliates

Fixed charges include:

     - interest incurred on long-term and other debt

     - capitalized interest

     - the interest factor deemed to be included in rental expense

     - certain amortization of debt issuance cost

     - interest related to ESOP

     The ratio of earnings to fixed charges and preferred stock dividends was computed as described above except that fixed charges were combined with preferred stock dividends for the periods indicated. Our Series A Preferred Stock and Series B Preferred Stock was issued in 1995 and began accruing dividends on March 1, 1995. On April 2, 1997, we redeemed all of our issued and outstanding Series B Preferred Stock. Our Series C-1 Preferred Stock and Series C-2 Preferred Stock was issued in 1997 with the Series C-1 Preferred Stock accruing dividends beginning August 8, 1997 and the Series C-2 Preferred Stock accruing dividends beginning September 10, 1997.

     The supplemental pro forma ratio of earnings to fixed charges and supplemental pro forma ratio of earnings to fixed charges and preferred stock dividends give effect to:

     - the treatment of AchieveGlobal, Allen Communication and The StayWell Company as discontinued operations

     - our recent transaction with the Chandler Trust No. 1 and the Chandler Trust No. 2

     - our relationship with TMCT II, LLC

     - the planned replacement of our existing Series C-1 Preferred Stock and Series C-2 Preferred Stock with our proposed Series D-1 Preferred Stock and Series D-2 Preferred Stock

These items are described in more detail in our Current Report on Form 8-K dated September 3, 1999 which is incorporated by reference as part of this prospectus.

     The supplemental pro forma ratio of earnings to fixed charges were adjusted for:

     (1) the reclassification of earnings and fixed charges as a result of reflecting AchieveGlobal, Allen Communication and The StayWell Company as discontinued operations;

     (2) changes to interest income and expense, equity income and income taxes resulting from our recent transaction with the Chandler Trusts; and

     (3) assuming both (1) and (2) occurred on January 1, 1998.

     The supplemental pro forma ratio of earnings to fixed charges and preferred stock dividends was computed based on the supplemental pro forma earnings described above as well as the historical ratio described above, except that preferred dividends were adjusted for:

     (1) the net dividend differential resulting from the planned replacement of our existing Series C-1 Preferred Stock and Series C-2 Preferred Stock with our proposed Series D-1 Preferred Stock and Series D-2 Preferred Stock with the dividend on the proposed Series D-1 Preferred Stock and Series D-2 Preferred Stock at a constant 7.21% effective rate;

     (2) elimination of 80% of the dividends on the Series D-1 Preferred Stock and Series D-2 Preferred Stock which will be owned by TMCT II, LLC, which is reflected as treasury stock; and

     (3) assuming both (1) and (2) had occurred on January 1, 1998.

                                                                                   SIX
                                             YEAR ENDED DECEMBER 31,           MONTHS ENDED
                                       ------------------------------------      JUNE 30,
                                       1994    1995    1996    1997    1998        1999
                                       ----    ----    ----    ----    ----    ------------
Ratio of earnings to fixed charges...  3.0x     (a)    8.9x    7.4x    3.4x        5.5x
Ratio of earnings to fixed charges
  and preferred stock dividends......   N/A     (b)    3.0x    3.9x    2.2x        4.1x
Supplemental pro forma ratio of
  earnings to fixed charges..........    --     --       --      --    2.6x        4.0x
Supplemental pro forma ratio of
  earnings to fixed charges and
  preferred stock dividends..........    --     --       --      --    2.4x        3.6x

-------------------------
(a) Earnings were approximately $286 million lower than the amount needed to cover fixed charges in this year, as earnings in 1995 were impacted by approximately $541 million in restructuring charges.

(b) Earnings were approximately $361 million lower than the amount needed to cover fixed charges and preferred stock dividends in this year, as earnings in 1995 were impacted by approximately $541 million in restructuring charges.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus may be either senior debt securities or subordinated debt securities, in one or more series. The debt securities may be convertible or exchangeable into shares of our Series A Common Stock, Series B Common Stock or our preferred stock. The following description of the debt securities sets forth certain general terms and provisions of such securities but is not complete. We will describe the particular terms of each series of debt securities in the prospectus supplement or prospectus supplements relating to such series.

     We will issue the debt securities in one or more series under an indenture between us and a trustee chosen by us. This prospectus briefly outlines some of the indenture provisions. We have filed the indenture as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

GENERAL

     The indenture does not limit the aggregate amount of debt securities that may be issued thereunder, and debt securities may be issued thereunder from time to time in one or more separate series up to the aggregate principal amount from time to time authorized by us for each series. The senior debt securities, if any, will be unsecured and unsubordinated obligations and will rank equally and ratably with other of our unsecured and unsubordinated indebtedness. The subordinated debt securities, if any, will be unsecured obligations and will be subject to such subordination provisions as are established in accordance with the terms of the indenture.

     The applicable prospectus supplement or prospectus supplements will describe, to the extent applicable, each of the following terms of the series of debt securities in respect of which this prospectus is being delivered:

     - the title of the debt securities

     - any limit on the aggregate principal amount of the debt securities

     - whether any of the debt securities are to be issuable in certificated, book-entry or permanent global form and, if issuable in global form, the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby

     - the person to whom any interest will be payable

     - the date of maturity

     - the interest rate or rates or the method by which interest rates will be determined

     - the date or dates from which any such interest will accrue and the dates on which any such interest will be payable

     - the place where the principal of, premium, if any, and interest, if any, will be payable

     - any optional or mandatory redemption provisions

     - the currency or currencies, including composite currencies, in which payment of principal and any premium and interest will be paid, if other than United States dollars

     - any index or formula used to determine the amount of payments of principal and any premium and any interest

     - the portion of the principal amount that will be payable upon declaration of the acceleration of the maturity

     - any applicable restrictive covenants

     - any applicable events of default

     - the applicability of the provisions described under "Defeasance and Discharge" herein

     - whether the debt securities are convertible or exchangeable into our common stock or preferred stock or any other of our securities or the securities of any other entities and the terms of any such conversion or exchange

     - the specific terms and conditions, if any, upon which the debt securities may be subordinated to other indebtedness of ours

     - any other terms of the debt securities not inconsistent with the provisions of the indenture

     We may issue debt securities at a discount from their principal amount. The applicable prospectus supplement will describe certain federal income tax considerations and other special considerations applicable to any such original issue discount securities.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless the applicable prospectus supplement indicates otherwise, payments of principal, premium, if any, and interest, if any, on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose and at any other office or agency maintained for such purpose. You will not be required to pay any service charge for the registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the registration of transfer or exchange of the debt securities.

GLOBAL SECURITIES

     If the debt securities are represented by one or more global securities, the applicable prospectus supplement will describe the terms of the depositary arrangement with respect to such securities.

RESTRICTIVE COVENANTS

     In addition to any other covenants that we describe in the applicable prospectus supplement and except as we may otherwise describe in such prospectus supplement, the indenture will require us, subject to certain limitations described in the indenture, to, among other things, do the following:

     - deliver to the trustee copies of all reports filed with the SEC

     - deliver to the trustee annual officers' certificates with respect to our compliance with our obligations under the indenture

     - maintain our corporate existence subject to the provisions described below relating to mergers and consolidations

     - pay all taxes when they are due except where we are contesting such taxes in good faith

     Except as may be set forth in the applicable prospectus supplement, the indenture will not restrict our business or operations, limit our indebtedness or prohibit any liens, charges or other encumbrances on any properties or other assets we may have from time to time.

REDEMPTION

     If described in the applicable prospectus supplement, we will have the right to redeem the debt securities, from time to time, in whole or in part, on the terms set forth in such prospectus supplement. Such terms will include the date after which we may redeem the debt securities and the price at which we may redeem the debt securities.

CONSOLIDATION, MERGER AND SALE OR LEASE OF ASSETS

     Except as we may otherwise set forth in the applicable prospectus supplement, we, without consent of any holders of outstanding debt securities, may consolidate with or merge into, or transfer or lease our assets substantially as an entirety to any person, and any person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to us, provided that:

     (1) the person, if other than us, formed by such consolidation or into which we are merged or the person which acquires or leases our assets substantially as an entirety (1) is a corporation, partnership or trust organized and existing under the laws of any United States jurisdiction and (2) expressly assumes our obligations on the debt securities and under the indenture;

     (2) immediately after giving effect to such transaction no event of default, as generally described below, and no event which, after notice or lapse of time or both, would become an event of default, happened and is continuing; and

     (3) certain other conditions are met, such as securing the debt securities equally and ratably with any otherwise impermissible encumbrance resulting from such transaction.

     Unless we provide otherwise in the applicable prospectus supplement, we will not give any protections to holders of debt securities, such as a right of redemption, in the event of any sale or lease of all or any substantial part of our assets or any merger, consolidation, change in control, liquidation or dissolution of The Times Mirror Company.

EVENTS OF DEFAULT

     Unless we otherwise specify in the applicable prospectus supplement, any one of the following events will constitute an "event of default" under the indenture with respect to the debt securities of any series:

     - we default for 30 days in payment of any interest on that series of the debt securities

     - we default in payment of any principal of (or premium, if any, on) that series of the debt securities, either at maturity or upon redemption or otherwise

     - we default for 90 days after written notice in the performance of, or breach of, any of our covenants or warranties in the indenture

     - we or a court take certain actions relating to bankruptcy, insolvency or reorganization

     The indenture provides that if an event of default, other than an event of default due to certain events of bankruptcy, insolvency or reorganization, has occurred and is continuing, either the trustee or, except as we otherwise specify in the applicable prospectus supplement, the holders of 50% or more in principal amount of that series of the debt securities outstanding under the indenture may declare the principal amount of all debt securities of that series under that indenture to be due and payable immediately.

     The indenture provides that the trustee shall, within 90 days after the occurrence of a default under the indenture with respect to debt securities of any series, mail to all holders of debt securities of such series notice of such default known to the trustee, unless such default shall have been cured or waived. However, in the case of default in the payment of principal of or interest on any of such series, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders.

     The indenture provides that certain of our officers are required to furnish to the trustee annually a statement that, to the best of their knowledge, we are not in default in the performance and observance of any of the terms of the indenture or, if they have knowledge that we are in default, such officers must specify such default.

     Unless we specify otherwise in the applicable prospectus supplement, the indenture provides that the holders of not less than a majority in aggregate principal amount of all outstanding debt securities of any series will have the right, on behalf of the holders of all outstanding debt securities of such series, to rescind a declaration of acceleration of the principal amount if the underlying default is cured and/or to waive certain defaults. Such holders may also, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series.

     The indenture also provides that in case an event of default with respect to debt securities of any series has occurred and is continuing, the trustee shall exercise, with respect to such series, the rights and powers vested in the trustee under the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders shall have offered to the trustee reasonable security or indemnity.

DEFEASANCE AND DISCHARGE

     Except as we may otherwise provide in the applicable prospectus supplement, we can discharge or defease our obligations under the indenture as described below.

     Under terms satisfactory to the trustee, we may discharge certain obligations to holders of the debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year, or scheduled for redemption within one year. We can do this by irrevocably depositing with the trustee funds, as trust funds, in an amount certified to be sufficient to pay at maturity, or upon redemption, the principal of and premium, if any, and interest on such debt securities.

     We may "defease" our obligations to holders of the debt securities in two ways -- "defeasance" and "covenant defeasance." At any time we can discharge some or all of our obligations to holders of the debt securities. However, we cannot avoid our duty to register the transfer or exchange of the debt securities, to replace any temporary, mutilated, destroyed, lost or stolen debt securities or to maintain an office or agency in respect of such debt securities. We call this "defeasance." Alternatively, we may be released from the obligations imposed by specific sections of the indenture for the debt securities and cease to comply with such provisions without creating an event of default. We call this "covenant defeasance". We may effect defeasance or covenant defeasance with respect to any series of debt securities only if, among other things:

     (1) we irrevocably deposit with the trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay at maturity the principal of and premium, if any, and interest on all debt securities of such series outstanding;

     (2) no event of default under the indenture has occurred and is continuing;

     (3) the defeasance or covenant defeasance will not cause us to be in default under any agreement to which we are a party or by which we are bound; and

     (4) we deliver to the trustee an opinion of counsel to the effect that the holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and that such defeasance or covenant defeasance will not otherwise alter such holders' federal income tax treatment of principal and interest payments on the debt securities.

MODIFICATIONS TO THE INDENTURE

     Unless otherwise stated in the applicable prospectus supplement, the indenture for the debt securities will provide that we may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

     - add covenants, conditions and restrictions for the protection of the holders of debt securities

     - surrender any right of or power conferred upon us

     - cure any ambiguity or correct any inconsistency in the indenture

     - make any change that does not adversely affect the legal rights of holders of debt securities

     - modify, eliminate or add to the provisions of the indenture for the debt securities to the extent necessary to qualify the indenture under applicable federal statutes

     - make any other changes in the indenture before we issue debt securities under it, provided that such changes are not prohibited by the Trust Indenture Act of 1939, as amended

     Unless otherwise stated in the applicable prospectus supplement, the indenture will also permit us and the trustee, with the consent of the holders of at least a majority in principal amount of debt securities outstanding of each series affected, to change the indenture and the rights of the holders of those debt securities. However, without the consent of the holder of each outstanding debt security affected thereby, we and the trustee may not:

     - reduce the percentage in principal amount of debt securities of any securities whose holders must consent to an amendment or supplement to or waiver under that indenture

     - reduce the rate of or change the time for payment of interest on any of those debt securities

     - reduce the principal of or change the fixed maturity of any of those debt securities

     - adversely affect any applicable conversion right

     Unless otherwise stated in the applicable prospectus supplement, holders of at least a majority in principal amount of debt securities outstanding of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series. However, those holders may not waive a default (1) in the payment of the principal of, or premium, if any, or interest on, any debt security of that series or (2) in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of the holder of each of the debt securities outstanding of the series affected.

REGARDING THE TRUSTEE

     The indenture contains certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions, so long as if it acquires any conflicting interest, it eliminates such conflict or resigns.

GOVERNING LAW

     Unless otherwise specified in the applicable prospectus supplement, the indenture for the debt securities will be governed by New York law.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue:

     - 500,000,000 shares of Series A Common Stock, of which 40,723,574 shares were issued and outstanding at September 3, 1999

     - 100,000,000 shares of Series B Common Stock, none of which was outstanding at September 3, 1999

     - 300,000,000 shares of Series C Common Stock, par value $1.00 per share, of which 18,811,399 shares were issued and outstanding at September 3, 1999

     - 33,000,000 shares of Preferred Stock, of which:

      - 900,000 shares are designated Preferred Stock, Series A, par value $1.00 per share, of which 88,519 shares were issued and outstanding at September 3, 1999

      - 8,438,822 shares are designated Series B Preferred Stock, none of which shares were issued and outstanding at September 3, 1999

      - 380,972 shares are designated as Series C-1 Preferred Stock, of which 76,194 shares were issued and outstanding at September 3, 1999

      - 245,100 shares are designated Series C-2 Preferred Stock, of which 49,020 shares were issued and outstanding at September 3, 1999

     We first issued Series C-1 Preferred Stock and Series C-2 Preferred Stock on August 8, 1997.

     The outstanding shares at September 3, 1999 exclude (1) 52,585,391 shares of Series A Common Stock, (2) 735,049 shares of Series A Preferred Stock, (3) 304,778 shares of Series C-1 Preferred Stock, and (4) 196,080 shares of Series C-2 Preferred Stock which are reported as treasury stock for financial reporting purposes.

     In connection with our recent transaction with the Chandler Trusts, we have agreed to use our reasonable best efforts, subject to certain conditions, to replace our outstanding Series C-1 Preferred Stock and Series C-2 Preferred Stock with a new Series D-1 Preferred Stock and Series D-2 Preferred Stock. This transaction and the proposed Series D-1 Preferred Stock and Series D-2 Preferred Stock are described in more detail in our Current Report on Form 8-K dated September 3, 1999 which is incorporated by reference as a part of this prospectus.

COMMON STOCK

General

     The following description of our common stock sets forth general terms and provisions of the common stock to which any prospectus supplement may relate. This includes a prospectus supplement providing that our common stock will be issuable (1) upon conversion of debt securities or preferred stock which is convertible into common stock, (2) upon exchange of debt securities or preferred stock which is exchangeable into common stock, (3) upon exercise of warrants to purchase common stock or (4) under the terms of stock purchase contracts to purchase common stock, as the case may be.

     No shares of the Series C Common Stock described below are covered by this prospectus.

     This prospectus covers, and a prospectus supplement may be delivered with respect to, the exercise by a permitted transferee of stock options to acquire Series A Common Stock initially granted to eligible employees and the subsequent resale of such shares of Series A Common Stock by a charitable transferee, if required.

     The following description sets forth all of the material terms of the Series A Common Stock, Series B Common Stock and Series C Common Stock and is summarized from, and qualified in its entirety by reference to, our Restated Certificate of Incorporation, filed as an exhibit to the Registration Statement of which this prospectus constitutes a part. The Series A Common Stock is listed on the NYSE and the Pacific Stock Exchange.

Rights to Designate Series B Common Stock

     Pursuant to our Restated Certificate of Incorporation, our board of directors is entitled to designate certain rights, powers and preferences of a class of Series B Common Stock. In particular, our board of directors may determine the exact number of votes per share of Series B Common Stock, which may not be less than one-tenth of a vote per share nor more than one vote per share. In addition, our board of directors may make other changes in the rights, powers and preferences of the Series B Common Stock. However, in no such case may the rights, powers and preferences of any the Series B Common Stock be greater than those described in this prospectus.

     Subject to the discussion in the preceding paragraph, it is anticipated that Series B Common Stock, if authorized by our board of directors, will be identical in all respects to the Series A Common Stock currently outstanding, except with respect to voting. Specifically, it is anticipated that each share of Series B Common Stock will be entitled to one-tenth of a vote rather than one vote per share.

     Our board of directors presently has no intention of issuing any shares of Series B Common Stock or of utilizing such authority to vary the terms of the Series B Common Stock from those described herein unless it determines that such change is necessary in light of legal developments or in order to comply with, or establish an exemption from, any applicable law, regulation or rule of any governmental authority, national securities exchange or national market system.

Voting

     In general, all actions submitted to a vote of our stockholders will be voted on by holders of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series B Preferred Stock voting together as a single class. However, the affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock, Series B Common Stock and/or Series C Common Stock, voting separately as a class, is required:

     - to approve any amendment to our Restated Certificate of Incorporation that would alter or change the powers, preferences or special rights of such series and affect it adversely

     - to approve such other matters as may require class votes under the General Corporation Law of the State of Delaware

     The Series A Common Stock is entitled to one vote per share, and the Series C Common Stock is entitled to ten votes per share.

Dividends and Other Distributions (including Distributions upon Liquidation or Sale of the Company)

     Unless otherwise determined by our board of directors in the resolutions providing for the issuance of Series B Common Stock, each share of Series A Common Stock, Series B Common Stock and Series C Common Stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon our liquidation and consideration to be received upon our merger or consolidation or a sale of all or substantially all of our assets. However, in the case of dividends or other distributions payable on the Series A Common Stock, Series B Common Stock or Series C Common Stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Series A Common Stock is to be distributed with respect to Series A Common Stock; only Series B Common Stock is to be distributed with respect to Series B Common Stock; and only Series C Common Stock is to be distributed with respect to Series C Common Stock.

     In no event will either Series A Common Stock, Series B Common Stock or Series C Common Stock be split, divided or combined unless each other class is proportionately split, divided or combined.

Termination and Conversion of Series B Common Stock and/or Series C Common Stock

     Either or both the Series B Common Stock and Series C Common Stock will automatically be converted into Series A Common Stock on a share-for-share basis upon the occurrence of any of the following:

     - if our board of directors and the holders of a majority of the outstanding shares of the series approve the conversion of all of such series into Series A Common Stock

     - if, as a result of the existence of the series, the Series A Common Stock becomes excluded from trading on the NYSE, the American Stock Exchange and all other national securities exchanges and is also excluded from quotation on NASDAQ or any other national quotation system then in use

     - if our board of directors, in its sole discretion, elects to effect a conversion of such series in connection with its approval of any sale or lease of all or any substantial part of our assets or any merger, consolidation, liquidation or dissolution

     - if our board of directors, in its sole discretion, elects to effect a conversion of such series after the board determines that there has been a material adverse change in the liquidity, marketability or market value of the outstanding Series A Common Stock, considered in the aggregate due to any of the following:

      - the exclusion of the Series A Common Stock from trading on a national securities exchange or the exclusion of the Series A Common Stock from quotation on NASDAQ, or such other national quotation system then in use

      - requirements of federal or state law, in any such case, as a result of the existence of such series

     To the extent that our board of directors has discretion, the board will decide whether or not to exercise its authority to effect a conversion of Series B Common Stock or Series C Common Stock in light of all the existing facts and circumstances affecting our interests and those of our stockholders, including the effect such conversion could have on our vulnerability to an unsolicited hostile takeover attempt and any of the other factors referred to in this prospectus.

     In the event of any such termination of Series B Common Stock or Series C Common Stock, certificates formerly representing outstanding shares of that series shall thereafter be deemed to represent a like number of shares of Series A Common Stock. If both Series B Common Stock and Series C Common Stock are terminated, all outstanding shares of Series A Common Stock shall be denominated Common Stock and all certificates representing outstanding shares of Series A Common Stock shall thereafter be deemed to represent a like number of shares of Common Stock.

Preemptive Rights

     None of the Series A Common Stock, the Series B Common Stock or the Series C Common Stock carries any preemptive right enabling a holder to subscribe for or receive shares of any class of our stock nor any other securities convertible into shares of our stock. Our board of directors will continue to possess the power to issue shares of authorized but unissued Series A Common Stock, Series B Common Stock, Series C Common Stock and preferred stock without further stockholder action.

PREFERRED STOCK

     The following summary contains a description of certain general terms of our preferred stock to which any prospectus supplement may relate.

     If we offer any series of preferred stock, certain terms of that series of preferred stock will be described in the applicable prospectus supplement.

     If we offer (1) preferred stock or warrants exercisable for preferred stock, (2) stock purchase contracts to purchase preferred stock, (3) preferred stock exchangeable for common stock or debt securities, or (4) preferred stock convertible into common stock or debt securities, the applicable prospectus supplement will describe the rights, privileges, preferences and restrictions of such preferred stock, exchangeable preferred stock or convertible preferred stock, including, without limitation, the following:

     - the designation

     - the number of authorized shares of the series in question

     - the dividend rate (or method of calculation)

     - any voting rights, conversion rights, anti-dilution protections, exchangeability provisions and terms of any debt securities that are exchangeable for preferred stock

     - any redemption provisions

     - any liquidation preferences

     - any sinking fund provisions

     If fractional interests in shares of preferred stock may be issued, there will be a depositary for the shares of preferred stock involved and the applicable prospectus supplement will describe the terms of the depositary arrangement and related matters.

     Upon issuance, against full payment of the purchase price therefor, shares of preferred stock will be fully paid and nonassessable. Preferred stock issuable upon (1) exercise of any warrants exercisable for preferred stock, upon payment in full of the warrant exercise price, (2) conversion of any convertible debt securities or exchange of any exchangeable debt securities or (3) under stock purchase contracts will be fully paid and nonassessable when issued in accordance with the terms of such convertible debt securities, exchangeable debt securities or stock purchase contracts.

     No shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the proposed Series D-1 Preferred Stock or the proposed Series D-2 Preferred Stock are covered by this prospectus.

ANTITAKEOVER EFFECT OF PROVISIONS OF OUR CHARTER AND BYLAWS AND DELAWARE LAW

     Our Restated Certificate of Incorporation and bylaws contain various provisions intended to (1) promote stability of our stockholder base and (2) render more difficult certain unsolicited or hostile attempts to take us over which could disrupt our business, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our media operations. A summary of the principal provisions which may have an antitakeover effect is set forth below.

Classified Board of Directors, Removal of Directors and Related Matters

     Pursuant to our Restated Certificate of Incorporation, our board of directors is divided into three classes, each class to consist as nearly as possible of one-third of the directors. The term of office of each class of directors expires three years from the year of election. The Certificate also provides that directors may be removed only for cause and only by a majority of the votes entitled to be cast by the holders of all shares of capital stock entitled to vote generally in the election of directors. Additionally, if the proposal to remove a director is made by or on behalf of a related person, as such term is described below, removal will also require the affirmative vote of a majority of the votes entitled to be cast by the holders of all shares of capital stock entitled to vote generally in the election of directors held by persons other than such related person. Thus, a third party seeking to gain control of our board of directors may be forced to wait until the expiration of the respective terms of incumbent directors, unless there were cause and sufficient voting strength to remove a particular director or directors.

Increased Stockholder Vote Required in Certain Business Combinations

     Our Restated Certificate of Incorporation requires, subject to certain exceptions summarized below, that any business combination be approved by (1) the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all shares of capital stock entitled to vote generally in the election of directors and (2) the affirmative vote of the holders of a majority of the disinterested shares.

     "Business combinations" as used in this section include generally the following:

     - mergers or reorganizations of The Times Mirror Company or our subsidiaries with or into a related person

     - mergers or reorganizations of a related person with or into The Times Mirror Company or one of our subsidiaries

     - reorganizations that would have the effect of increasing the voting power of a related person

     - certain acquisitions by us of securities issued by or assets of a related person

     - liquidations, sales or transfers to a related person of our assets, which assets constitute a substantial part of the Company

     A business combination does not need to satisfy the foregoing approval requirements if the business combination has been approved by a majority of our directors who (1) are unaffiliated with the relevant related person and who were members of our board of directors before we were incorporated in the State of Delaware, or (2) became a member of our board of directors before the relevant related person became a related person.

     Business combinations in which our stockholders are to receive cash, securities or other property in exchange for their shares of capital stock do not need the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all shares of capital stock entitled to vote generally in the election of directors if (1) the value of the consideration meets certain thresholds of fairness, as specified in our Restated Certificate of Incorporation, and (2) the business combination is approved by the affirmative vote of the holders of a majority of the disinterested shares.

     As used in this section, a "related person" is a person or entity, or an affiliate or associate (as defined in Rule 12b-2 under the Exchange Act) of such person or entity, that beneficially owns, in the aggregate, five percent or more of our outstanding voting interests. However, the term "related person" does not include (1) any person or entity that beneficially owned five percent or more of our common stock on the date upon which we were incorporated in the State of Delaware, or (2) any employee benefit plan established to provide benefits for our employees, any trust plan related thereto, or any trustee or fiduciary when acting in such capacity with respect to any such plan or trust.

     The term "disinterested shares" means, as to any related person, shares of our voting stock held by stockholders other than such related person.

Restriction on a Stockholder's Power to Call Stockholders' Meetings and Elimination of Right to Act Without a Meeting

     Our Restated Certificate of Incorporation provides that a special meeting of stockholders may be called only by our board of directors. Furthermore, if a related person or a director affiliated with a related person makes a proposal requiring stockholder approval, the affirmative vote of a majority of our directors who (1) are unaffiliated with the relevant related person and who were members of our board of directors before we were incorporated in the State of Delaware, or (2) became a member of our board of directors before the relevant related person became a related person, is also required to call a special meeting of stockholders. The principal effect of this provision is to prevent stockholders from forcing a special meeting to consider a proposal opposed by our board of directors.

     Our Restated Certificate of Incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of our stockholders and may not be taken by written consent.

Procedures for Stockholder Nominations and Proposals

     Our Restated Certificate of Incorporation provides that a stockholder must furnish written notice to our Secretary of any nomination or business proposal to be brought before a stockholders meeting not less than 30 nor more than 60 days prior to the meeting as originally scheduled. However, if we give less than 40 days public notice of a meeting date, a stockholder must furnish notice of a nomination or business proposal not later than the close of business on the tenth day following the mailing or the public disclosure of our notice of the meeting date. These procedures prohibit last-minute attempts by any stockholder to nominate a director or present a business proposal at an annual stockholders meeting, even if such a nomination or proposal might be desired by a majority of the stockholders.

Relevant Factors to be Considered by the Board of Directors

     Our Restated Certificate of Incorporation provides that, in evaluating certain proposed business transactions and the best interests of us and of our stockholders, our board of directors shall consider all relevant factors, including but not limited to the following:

     - freedom of the press

     - the independence and integrity of our operations

     - the social and economic effects of the transactions on stockholders, employees, customers, suppliers and our other constituents

     - the effects on the communities in which they operate

     In providing our board of directors with a broader basis for determining the advisability of a proposed transaction, our Restated Certificate of Incorporation gives our board authority to reject, among other transactions, a proposed acquisition of The Times Mirror Company notwithstanding the fact that the proposal may include favorable economic benefits for our stockholders.

Amendment of Certain Charter and Bylaw Provisions

     Our Restated Certificate of Incorporation provides that any alteration, amendment, repeal or rescission of the provisions contained in the Restated Certificate of Incorporation must be approved by a majority of our directors then in office and by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of all shares of capital stock entitled to vote generally in the election of directors. However, if the proposed alteration, amendment, repeal or rescission of the provisions contained in the Restated Certificate of Incorporation relates to certain provisions specified in the Restated Certificate of Incorporation, then any such change must also be approved either:

          (1) by a majority of the authorized number of our directors and, if one or more related persons exist, by a majority of the directors who

             (a) are unaffiliated with any related person and who were members of our board of directors before we were incorporated in the State of Delaware, or

             (b) became members of our board of directors before any related persons became related persons, or

          (2) by the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all shares of capital stock entitled to vote generally in the election of directors.

In addition, if the change is proposed by a related person or a director affiliated with a related person, the change must be approved by the affirmative vote of a majority of the votes entitled to be cast by the holders of all shares of capital stock entitled to vote generally in the election of directors represented by disinterested shares.

Business Combinations with Interested Stockholders under Delaware Law

     Section 203 of the Delaware General Corporation Law prevents a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

     - the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the beginning of the transaction in which it became an interested stockholder, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - after the date on which the interested stockholder became an interested stockholder, the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

     As defined in Section 203, an "interested stockholder" is generally a person owning 15% or more of the outstanding voting stock of the corporation. As defined in Section 203, a "business combination" includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder.

     The provisions of Section 203 may have the effect of delaying, deferring or preventing a change of control of The Times Mirror Company.

                            DESCRIPTION OF WARRANTS

     We may issue warrants, including warrants to purchase debt securities and warrants to purchase common stock or preferred stock. We may issue warrants independently of or together with any other securities and the warrants may be attached to or separate from such securities.

     We shall issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. We previously filed the form of the warrant agreement as an exhibit to the Registration Statement of which this prospectus is a part. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

     The following sets forth certain general terms and provisions of the warrants that may be offered hereby. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

WARRANTS TO PURCHASE DEBT SECURITIES

     The applicable prospectus supplement will describe the terms of any warrants to purchase debt securities, including the following:

     - the title of such warrants

     - the offering price for such warrants, if any

     - the aggregate number of such warrants

     - the designation and terms of the debt securities purchasable upon exercise of such warrants

     - if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security

     - if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable

     - the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire

     - if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time

     - whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form

     - information with respect to book-entry procedures, if any

     - the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable

     - if applicable, a discussion of certain United States federal income tax considerations

     - the antidilution provisions of such warrants, if any

     - the redemption or call provisions, if any, applicable to such warrants

     - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants

WARRANTS TO PURCHASE COMMON STOCK OR PREFERRED STOCK

     The applicable prospectus supplement will describe the terms of any warrants to purchase common stock or preferred stock, including the following:

     - the title of such warrants

     - the offering price of such warrants, if any

     - the aggregate number of such warrants

     - the designation and terms of the common stock or preferred stock purchasable upon exercise of such warrants

     - if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security

     - if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable

     - the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire

     - if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time

     - the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable

     - if applicable, a discussion of certain United States federal income tax considerations

     - the antidilution provisions of such warrants, if any

     - the redemption or call provisions, if any, applicable to such warrants

     - any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obliging us to sell to the holders, a specified number of shares of our common stock or our preferred stock at a future date or dates.

     The price per share of preferred stock or common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

     The stock purchase contracts may be issued separately or as a part of the "stock purchase units" which will consist of (1) a stock purchase contract and
(2) debt securities or debt obligations of third parties, including United States Treasury securities, securing the holders' obligations to purchase the preferred stock or the common stock under the stock purchase contract.

     The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice-versa, and such payments may be unsecured or prefunded on some basis.

     The stock purchase contracts may require holders to secure their obligations under such contracts in a specified manner. The stock purchase contracts may provide us the option to deliver cash in lieu of our preferred stock or common stock.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, including, without limitation, the following:

     - the title of the stock purchase contracts or stock purchase units

     - the stated amount of the stock purchase units and the principal amount of any of our debt securities, or debt obligations of third parties, including United States Treasury securities, constituting a component of a stock purchase unit

     - the number of shares of our common stock or preferred stock that shall be purchased upon settlement of the stock purchase contracts

     - the right, if any, of us to deliver cash in lieu of preferred stock or common stock and the manner of calculating such cash amount

     - the amount of any fees payable, whether to us or to holders, with respect to the stock purchase contracts

     - the interest rate applicable to any of our debt securities or debt securities of third parties, including United States Treasury securities, constituting a component of a stock purchase unit

     - the rights, if any, of the holders to settle stock purchase contracts early and the terms upon which such early settlement may be effected

     - the date on which, subject to the rights of the holders to settle stock purchase contracts early and termination of the stock purchase contracts, the stock purchase contracts will be settled

     - the events that may cause a termination of the stock purchase contracts prior to the date of settlement

     - any other terms of the stock purchase contracts or stock purchase units not inconsistent with the provisions of the instrument or instruments pursuant to which such stock purchase contracts or stock purchase units are issued

     The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts or stock purchase units.

                              PLAN OF DISTRIBUTION

     The securities which may be offered pursuant to this prospectus and any prospectus supplement may be offered by us or by selling security holders (including donees and pledgees of security holders) to one or more underwriters for public offering and sale by them or to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the applicable prospectus supplement. Such securities may also be offered by us or by selling security holders directly to investors on the seller's own behalf in those jurisdictions where the seller is authorized to do so. Sales of such securities may be effected by us or a selling security holder from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securities, through short sales of the securities, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers.

     We are not aware of any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of such securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of such securities by any selling security holder.

     Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may offer and sell the securities in exchange for one or more of our outstanding debt securities or other securities.

     In connection with the sale of the securities, underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from us or the selling security holders and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

     Direct sales of securities may be made on a national securities exchange or otherwise.

     Selling security holders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Selling security holders, underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities. The selling security holders may agree to indemnify any underwriter, agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. Because selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, selling security holders may be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

     Certain of the underwriters, dealers and agents and their associates may engage in transactions with, and perform services for, us in the ordinary course of business.

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the Series A Common Stock, which is listed on the New York Sock Exchange and the Pacific Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading-market for any of the securities.

     Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The persons engaging in these activities may discontinue any of these activities at any time.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Additionally, you may inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     This prospectus includes, by incorporation reference, the documents listed below. We previously filed each of the documents with the SEC (File No. 1-13492). They contain important information about us and our financial condition:

     - Annual Report on Form 10-K for the year ended December 31, 1998

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 1999

     - Current Report on Form 8-K dated September 3, 1999

     - The descriptions of the our Series A Common Stock set forth under the heading "Description of Registrant's Securities to be Registered" in our Registration Statements on Form 8-A dated November 21, 1994 and December 22, 1994, respectively, together with any amendment or report filed with the SEC for the purpose of updating such descriptions

     We also incorporate by reference in this prospectus all additional documents we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date of the closing of each offering or securities pursuant to this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at our principal executive offices at the following address: The Times Mirror Company, Times Mirror Square, Los Angeles, California 90053, Attention: Corporate Secretary, (213) 237-3700.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

     We have filed exhibits with this registration statement that include important information regarding the securities. You should read the exhibits carefully for provisions that may be important to you.

                                 LEGAL OPINIONS

     Gibson, Dunn & Crutcher LLP has rendered an opinion (filed as an exhibit to the registration statement of which this prospectus is a part) with respect to the validity of the securities covered by this prospectus. Certain legal matters in connection with offerings made by this prospectus may be passed on for any underwriters, agents or dealers by counsel named in the prospectus supplement.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE OF THIS PROSPECTUS.

                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
The Company.........................    1
Use of Proceeds.....................    1
Ratio of Earnings to Fixed Charges,
  Ratio of Earnings to Fixed Charges
  and Preferred Stock Dividends,
  Supplemental Pro Forma Ratio of
  Earnings to Fixed Charges and
  Supplemental Pro Forma Ratio of
  Earnings to Fixed Charges and
  Preferred Stock Dividends.........    1
Description of Debt Securities......    3
Description of Capital Stock........    8
Description of Warrants.............   16
Description of Stock Purchase
  Contracts and Stock Purchase
  Units.............................   17
Plan of Distribution................   18
Where You Can Find More
  Information.......................   20
Legal Opinions......................   21
Experts.............................   21

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                THE TIMES MIRROR
                                    COMPANY
                                 $1,000,000,000
                           -------------------------

                                DEBT SECURITIES
                          CONVERTIBLE DEBT SECURITIES
                          EXCHANGEABLE DEBT SECURITIES
                                PREFERRED STOCK
                          CONVERTIBLE PREFERRED STOCK
                          EXCHANGEABLE PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

                           -------------------------
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                                            , 1999
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.

Registration fee............................................  $194,600
Blue Sky fees and expenses..................................    10,000
Printing expenses...........................................    50,000
Legal fees and expenses.....................................    50,000
Accounting fees and expenses................................     7,500
Trustee's fees and expenses (including counsel fees)........    20,000
Miscellaneous...............................................    10,000
                                                              --------
          Total.............................................  $342,100
                                                              ========

-------------------------
* All amounts are estimated except the SEC's registration fee.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the Amended and Restated Certificate of Incorporation of The Times Mirror Company (the "Company") eliminates the liability of the Company's directors to the Company or its stockholders for breach of fiduciary duties as a director, except for liabilities related to breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and certain other liabilities.

     As permitted by Section 145 of the GCL, Article VII, Section 1 of the Company's Bylaws provide for the indemnification of its directors, officers, and employees against expenses actually and reasonably incurred in connection with certain stated proceedings and under certain stated conditions.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement (for equity securities)(1)
  1.2     Form of Underwriting Agreement (for debt securities)(1)
  3.1     Restated Certificate of Incorporation of The Times Mirror
          Company(2)
  3.2     Certificate of Amendment of Restated Certificate of
          Incorporation of The Times Mirror Company (formerly New TMC
          Inc.)(2)
  3.3     Certificate of Designations of Series C Common Stock, par
          value $1.00 per share, of The Times Mirror Company (formerly
          New TMC Inc.)(2)
  3.4     Amended and Restated Bylaws of The Times Mirror Company(3)
  3.5     Certificate of Designations of Series A Preferred Stock(4)
  3.6     Certificate of Designation of Series B Preferred Stock(4)
  3.7     Certificate of Designation of Series C-1 Preferred Stock(5)
  3.8     Certificate of Designation of Series C-2 Preferred Stock(5)
  4.1     Form of the indenture(6)
  4.2     Form of Certificate of Designation with respect to Preferred
          Stock(7)
  4.3     Form of specimen certificate representing shares of
          Preferred Stock.(6)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.4     Form of specimen certificate representing shares of Common
          Stock.(6)
  4.5     Form of Warrant Agreement (for equity securities)(7)
  4.6     Form of Warrant Agreement (for debt securities)( 7)
  4.7     Form of Purchase Contract Agreement with respect to the
          Stock Purchase Contracts (including as Exhibit A thereto the form of Security Certificate)(1)
  4.8     Form of Pledge Agreement with respect to the Stock Purchase
          Contracts(1)
  5       Opinion of Gibson, Dunn & Crutcher LLP regarding the
          legality of securities being registered
 12.1     Computation of Ratio of Earnings to Fixed Charges and Ratio
          of Earnings to Fixed Charges and Preferred Stock
          Dividends(3)
 12.2     Computation of Ratio of Earnings to Fixed Charges and Ratio
          of Earnings to Fixed Charges and Preferred Stock
          Dividends(8)
 12.3     Computation of Supplemental Pro Forma Ratio of Earnings to
          Fixed Charges and Supplemental Pro Forma Ratio of Earnings
          to Fixed Charges and Preferred Stock Dividends
 23.1     Consent of Ernst & Young LLP, Independent Auditors
 23.2     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
          5 to this Registration Statement)
 24       Powers of Attorney (included on pages II-5 and II-6 of this
          Registration Statement)
 25       Statement of Eligibility of trustee on Form T-1(1)

-------------------------
(1) To be filed by amendment, by incorporation by reference or by Current Reports on Form 8-K in connection with the offering of the Securities.

(2) Filed as an exhibit to the Registration Statement on Form S-4 of the Registrant (File No. 33-87482) and incorporated herein by reference.

(3) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

(4) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

(5) Filed as an exhibit to the Current Report on Form 8-K dated August 8, 1997 and incorporated herein by reference.

(6) Filed as an exhibit to the Registration Statement on Form S-3 of the Registrant (File No. 333-38605) and incorporated herein by reference.

(7) Filed as an exhibit to the Registration Statement on Form S-3 of the Registrant (File No. 33-62165) and incorporated herein by reference.

(8) Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (7) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 9, 1999.

                                          THE TIMES MIRROR COMPANY

                                          By:      /s/ THOMAS UNTERMAN

                                            ------------------------------------
                                                      Thomas Unterman
                                                Executive Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark H. Willes, Thomas Unterman and William A. Niese, and each of them, as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, or him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments and post-effective amendments (including post-effective amendments filed pursuant to Rule 462(b) under the Securities Act of 1933) to this Registration Statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:


               By: /s/ MARK H. WILLES                   Chairman of the Board,    September 9, 1999
  -------------------------------------------------        President, Chief
                   Mark H. Willes                        Executive Officer and
                                                          Director (Principal
                                                          Executive Officer)

               By: /s/ THOMAS UNTERMAN                 Executive Vice President   September 9, 1999
  -------------------------------------------------       and Chief Financial
                   Thomas Unterman                        Officer (Principal
                                                       Financial and Accounting
                                                               Officer)

          By: /s/ GWENDOLYN GARLAND BABCOCK                    Director           September 1, 1999
  -------------------------------------------------
              Gwendolyn Garland Babcock

               By: /s/ DONALD R. BEALL                         Director           September 2, 1999
  -------------------------------------------------
                   Donald R. Beall

               By: /s/ JOHN E. BRYSON                          Director           September 9, 1999
  -------------------------------------------------
                   John E. Bryson

               By: /s/ BRUCE CHANDLER                          Director           September 9, 1999
  -------------------------------------------------
                   Bruce Chandler

            By: /s/ CLAYTON W. FRYE, JR.                       Director           September 3, 1999
  -------------------------------------------------
                Clayton W. Frye, Jr.

                By: /s/ ROGER GOODAN                           Director           September 3, 1999
  -------------------------------------------------
                    Roger Goodan

               By: /s/ SHERRY LANSING                          Director           September 1, 1999
  -------------------------------------------------
                   Sherry Lansing

              By: /s/ DAWN GOULD LEPORE                        Director           September 2, 1999
  -------------------------------------------------
                  Dawn Gould Lepore

           By: /s/ ALFRED E. OSBORNE, JR.                      Director           September 9, 1999
  -------------------------------------------------
               Alfred E. Osborne, Jr.

              By: /s/ ROBERT W. SCHULT                         Director           September 1, 1999
  -------------------------------------------------
                  Robert W. Schult

           By: /s/ WILLIAM STINEHART, JR.                      Director           September 9, 1999
  -------------------------------------------------
               William Stinehart, Jr.

            By: /s/ WARREN B. WILLIAMSON                       Director           September 9, 1999
  -------------------------------------------------
                Warren B. Williamson

               By: /s/ EDWARD ZAPANTA                          Director           September 9, 1999
  -------------------------------------------------
                   Edward Zapanta

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  1.1      Form of Underwriting Agreement (for equity securities)(1)
  1.2      Form of Underwriting Agreement (for debt securities)(1)
  3.1      Restated Certificate of Incorporation of The Times Mirror
           Company(2)
  3.2      Certificate of Amendment of Restated Certificate of
           Incorporation of The Times Mirror Company (formerly New TMC
           Inc.)(2)
  3.3      Certificate of Designations of Series C Common Stock, par
           value $1.00 per share, of The Times Mirror Company (formerly
           New TMC Inc.)(2)
  3.4      Amended and Restated Bylaws of The Times Mirror Company(3)
  3.5      Certificate of Designations of Series A Preferred Stock(4)
  3.6      Certificate of Designation of Series B Preferred Stock(4)
  3.7      Certificate of Designation of Series C-1 Preferred Stock(5)
  3.8      Certificate of Designation of Series C-2 Preferred Stock(5)
  4.1      Form of the indenture(6)
  4.2      Form of Certificate of Designation with respect to Preferred
           Stock(7)
  4.3      Form of specimen certificate representing shares of
           Preferred Stock.(6)
  4.4      Form of specimen certificate representing shares of Common
           Stock.(6)
  4.5      Form of Warrant Agreement (for equity securities)(7)
  4.6      Form of Warrant Agreement (for debt securities)(7)
  4.7      Form of Purchase Contract Agreement with respect to the
           Stock Purchase Contracts (including as Exhibit A thereto the form of Security Certificate)(1)
  4.8      Form of Pledge Agreement with respect to the Stock Purchase
           Contracts(1)
  5        Opinion of Gibson, Dunn & Crutcher LLP regarding the
           legality of securities being registered
 12.1      Computation of Ratio of Earnings to Fixed Charges and Ratio
           of Earnings to Fixed Charges and Preferred Stock
           Dividends(3)
 12.2      Computation of Ratio of Earnings to Fixed Charges and Ratio
           of Earnings to Fixed Charges and Preferred Stock
           Dividends(8)
 12.3      Computation of Ratio of Supplemental Pro Forma Earnings to
           Fixed Charges and Supplemental Pro Forma Ratio of Earnings
           to Fixed Charges and Preferred Stock Dividends
 23.1      Consent of Ernst & Young LLP, Independent Auditors
 23.2      Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
           5 to this Registration Statement)
 24        Powers of Attorney (included on pages II-5 and II-6 of this
           Registration Statement)
 25        Statement of Eligibility of trustee on Form T-1(1)

-------------------------
(1) To be filed by amendment, by incorporation by reference or by Current Reports on Form 8-K in connection with the offering of the Securities.

(2) Filed as an exhibit to the Registration Statement on Form S-4 of the Registrant (File No. 33-87482) and incorporated herein by reference.

(3) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

(4) Filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

(5) Filed as an exhibit to the Current Report on Form 8-K dated August 8, 1997 and incorporated herein by reference.

(6) Filed as an exhibit to the Registration Statement on Form S-3 of the Registrant (File No. 333-38605) and incorporated herein by reference.

(7) Filed as an exhibit to the Registration Statement on Form S-3 (File No. 33-62165) and incorporated herein by reference.

(8) Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.